United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 5, 2008

Hyperdynamics Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction
of incorporation)

001-32490
(Commission File Number)

87-0400335
(IRS Employer Identification No.)

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478
(Address of principal executive offices) (Zip Code)

voice: (713) 353-9400        fax: (713) 353-9421
(Registrant’s telephone number, including area code)
--------------
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James R. Spear, age 61, has been employed by us since November 2007, and on March 5, 2008, Mr. Spear was appointed an executive officer with the title of V.P. of Exploration and Production for both Hyperdynamics Corporation and our wholly-owned subsidiary, SCS Corporation.

Mr. Spear is a geoscientist with domestic and international experience in shelf and deepwater Gulf of Mexico experience and Deep Shelf experience Gulf of Mexico.  His international experience includes Latin America (Mexico, Central America, Northern South America, Gulf of Paria, offshore Trinidad, Columbus Basin offshore Trinidad, Sub-Andean basins, offshore Brazil, and offshore Argentina (Malvinas Basin and Falkland Islands), Russian Federation, Southeast Asia, Africa and North Africa (Sirte Basin, Libya, Western Desert of Egypt and Muglad Basin, Sudan), Dubai, U.A.E., West Africa (Ivory Coast, Nigeria –Mobil Nigeria/Shell Nigeria) and Europe (Spain, UK onshore and offshore North Sea).  Mr. Spear has experience in 40 global basins, inclusive of Malaysia, Philippine Islands, Bohai Gulf, Pearl River Basin, Palawan Islands, Northwest Shelf of Australia, Sumatra (Mobil Oil- Indonesia), onshore basins of Australia, New Zealand, and South China Sea offshore of Republic of Vietnam and in the Gulf Coast region of Texas, Louisiana, and the Gulf of Mexico.  Recent international experience includes Trinidad, Mexico and offshore Nigeria.  Mr. Spear is an expert on Landmark workstations and proficient on Geoquest IESX and Charisma workstations/SMT.

From 2007 through his appointment as our V.P. in March 2008, Mr. Spear was self-employed as a Geophysical / Geological consultant doing business under the name of Devon Petroleum Consultants.

In 2007, he was also Vice President of Exploration and Prospect Generation for Providence Energy Group in frontier basin plays in Belize and Alaska. Mr. Spear directed the activities of Providence Energy Group in its efforts to secure leases and concessions both in the Corozal Basin of Northern Belize and the Southern Belize Basin (onshore and offshore).  The evaluation involved definition of thrust-faulted structures and extensional features for future well locations.  Additionally, he evaluated leases and potential joint ventures for the Cook Inlet(Pacific Energy Resources)/North Slope in proximity to the Brooks Range Umiat area (with Renaissance) and in the Glennallen area of south central Alaska.

During 2006 and 2007, Mr. Spear was a Senior Geophysical/Geological Advisor to Shell Deepwater New Ventures as an experienced staff member assigned to working deepwater exploration and prospect generation in Four Corners area (inclusive of Keathley Canyon, Alaminos Canyon, East Breaks, and Garden Banks areas).  He was involved in the Integration of gravity and magnetic survey to define top and base of salt bodies with PSDM salt flooded and sediment flooded velocities.  Prospects were generated and evaluated on geological and geophysical merits for appraisal and maturation plays.  Another region of his work as in a swath from Kaskida, Uruguay north thru Clearwater/Tamara and into Grand Cayman/Serano north to Moray area of Garden Banks.  Mr. Spear was involved in all aspects of overseeing processing for TOS, BOS, Salt Flood, Sediment Floods, Velocity modeling and WEM/Kirchoff/WAZ (Wide Angle Azimuth)/Gaussian Beam migrations to generate prospects in Keathley Canyon and Garden Banks areas.  The project work includes paleo-ties across from Perdido region (Great White) to Grand Cayman swath. This work involved the integration of gravity and magnetic surveys to define top and base of salt bodies with PSDM salt flooded and sediment flooded velocities as well as ray tracing and velocity modeling of the underneath side of these salt canopies for prospect definition.

During 2005, Mr. Spear worked for Maersk Oil and Gas where he worked projects in UltraDeep Gulf of Mexico in the Walker Ridge, Green Canyon, and Atwater Valley OCS blocks targeting sands at prospect depths of 31,000’ thru salt canopy at edge of Sigsbee Escarpment.  This work included project areas in the Tahiti Field area of Green Canyon and work on the Jack 1 and St. Malo prospects in Walker Ridge area for Wilcox sands as well as offsetting development work on the Tahiti Field development in Green Canyon.  A complete evaluation (Geological and Geophysical) of the Atwater Valley OCS blocks was done independent of group effort.  In particular, the Sturgis Prospect along with 14 other major prospects was evaluated in Atwater Valley OCS blocks.  This project involves both 2-D grid and 3-D seismic volume along with subsurface control and gravity surveys (positive gravity highs).  He worked out a tectonic history of this basin and identified several target structures within the Intra Abu Gabra 1 and Intra Abu Gabra 2 Formations along with shallower target sands in the Benti Formation (multiple pays).

From 1998 through 2004, Mr. Spear was self-employed as a Geophysical / Geological consultant doing business under the name of Devon Petroleum Consultants.

We have an employment agreement with Mr. Spear dated November 1, 2007 (before Mr. Spear was made an executive officer).  That employment agreement remains in effect and has an initial term of 36 months.  Mr. Spear's base salary is $185,000 per year. If we reach certain milestones, Mr. Spear may receive bonuses of $75,000 each for: (i) our completion of the first exploration period of our 2006 PSC in Guinea; (ii) $75,000 when we sign a drilling contract; (iii) $75,000 when we sign a farmout agreement; (iv) $75,000 when we commence drilling offshore Guinea.  Mr. Spear received 50,000 stock options in 2007, and he receives 30,000 options per quarter.  All of these options expire 36 months after issuance and gave strike prices based on the stock price at issuance.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement of James R. Spear------provided herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date: March 10, 2008
(signed)
	/s/	Kent Watts
Kent Watts
President and CEO